News Release

STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

STANDEX REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS

Continued Strength in Engineering, Hydraulics and Scientific

Strong cash flow from working capital improvements

Acquisition of GS Engineering provides cutting-edge technology in fast growing segment

Successful divestiture of Cooking Solutions Group continues progress on portfolio strategy

SALEM, NH – April 29, 2019. . . . Standex International Corporation (NYSE:SXI) today reported financial results for the its third quarter of fiscal year 2019 ending March 31, 2019.

Summary Financial Results - Total Standex
($M except EPS and Dividends)	3Q19	3Q18	Change
Net Sales	$193.8	$192.1	0.8%
Operating Income	$15.0	$18.8	-20.0%
Net Income from Continuing Ops	$7.3	$11.8	-38.2%

EBITDA	$22.3	$24.6	-9.1%
EBITDA margin	11.5%	12.8%	-130 bps
Adjusted EBITDA	$23.7	$26.9	-11.9%
Adjusted EBITDA margin	12.2%	14.0%	-180 bps

Diluted EPS	$0.58	$0.92	-37.0%
Adjusted EPS	0.65	1.01	-35.6%
Dividends per share	0.20	0.18	11%

3Q Free Cash Flow	$9.5	$(3.5)	NM
Pro Forma Net Debt to EBITDA	1.1x	1.8x	-38.6%

Third-Quarter Fiscal 2019 Results

“Although we were disappointed with the results in the quarter, we made continued progress in our long-term strategy of building larger and more profitable business units,” commented President and Chief Executive Officer David Dunbar. “We moved the mix of our businesses further towards profitable growth platforms with solid laneway growth, today’s GS acquisition announcement and the successful divestiture of the cooking business.    Operationally, process improvements to cash management delivered improved cash flows throughout the corporation.  I am pleased to see the investments in Engineering Technologies are paying off as new generation aircraft ramps take place.  Finally, our Scientific and Hydraulic businesses posted strong quarters.  To address the shortfalls in certain businesses, we are aggressively implementing pricing, cost containment and productivity actions to position these businesses for the future.

“We have also strengthened our balance sheet and financial flexibility.  We successfully completed the divesture of our Cooking Solutions unit for $105 million within our stated timeframe and price range.  Additionally, we expect free cash flow to continue to build for the balance of the fiscal year as we benefit from improvements in working capital management.  As a result, we are in an excellent position to continue to invest in businesses with solid long-term growth prospects.

“Our overall sales increased slightly as we continue to feel the impact of softness in refrigeration, macro-economic headwinds in electronics and the timing of customer rollouts in engraving programs.  While we expect these factors to continue for the remainder of the fiscal year, we are confident that we are taking the right actions to transform Standex into a world-class operating company,” said Mr. Dunbar.

Restructuring Actions

In response to the temporary slowdown in certain businesses, the Company has launched initiatives to optimize production and enhance performance.  These initial plans are expected to save approximately $3.8 million on an annual basis upon completion in 2Q20.

In the third quarter, Standex incurred $0.5 million of restructuring expenses, primarily related to headcount reductions in the Electronics and Engraving segments and the start of facility rationalization within the Engraving Group.  For the fourth fiscal quarter, it is anticipated that approximately $0.8 million of additional restructuring charges will be incurred.  For fiscal 2020, Standex now expects an additional $2.8 million in restructuring charges.

Outlook

“While we continue to have challenges in some of our end markets, the contributions from our growth laneways and new product offerings with attractive margin profiles are increasing. Additionally, we are implementing several initiatives throughout the organization to strengthen our operations and performance. We expect our fiscal fourth quarter will be sequentially stronger than the third, but below last year’s fourth quarter.  Looking ahead to fiscal year 2020, we expect that performance will improve as we benefit from scheduled platform rollouts in the automotive OEM market, continued strength in the Engineering and Hydraulics segments and segment-level productivity programs we are currently implementing,” concluded Mr. Dunbar.

Third Quarter Segment Operating Performance

Engraving (19% of sales; 20% of segment operating income)

Engraving ($000’s)	3Q19	3Q18	%Change
Net sales	$37,135	$33,749	10.0%
Operating Income	4,485	7,195	(37.7%)
Operating Margin	12.1%	21.3%

The 10.0% increase in sales was primarily due to new product offerings which grew by 39%, as well as the addition of sales from the acquisition of Tenibac.  These were offset to a large extent by a decline in traditional sales, primarily to the automotive sector.  Operating income decreased by $2.7 million year-on-year due to geographic mix, particularly from lower North American auto roll-outs and integration expenses associated with the Tenibac acquisition.

The Company currently expects that the fourth fiscal quarter will grow sequentially and ramp up more sharply in its fiscal 2020.   The Engraving business has initiated restructuring efforts including the reorganization of its largest North American facilities into centers of excellence focused on specific technologies.  Creation of these centers of excellence should result in $1 million in annual savings and strengthen readiness for the expected ramp in customer automotive product launches in fiscal year 2020.  Additionally, on a global basis, Standex will be converting several smaller Engraving production sites into sales offices as certain locations are no longer strategic to supporting OEM tool makers.  The Company expects to realize $2.0 million in savings from these efforts.

The Company expects demand in both the automotive and non-automotive markets to rebound beginning in the first fiscal quarter of 2020 as there are a number of scheduled new product launches by customers which should lead to increased sales in all regions.

Electronics (26% of sales; 42% of segment operating income)

Electronics ($000’s)	3Q19	3Q18	% Change
Net sales	$50,197	$51,213	(2.0%)
Operating Income	9,418	11,221	(16.1%)
Operating Margin	18.8%	21.9%

The 2.0% decline in sales was primarily due to lower demand in the global automotive market partially offset by strong growth in industrial markets, new product sales and the Agile acquisition.  Operating income for the period decreased by 16.1% from the third quarter of fiscal 2018 as a result of product mix and increased expenses, primarily materials cost and wage inflation, partially offset by operating efficiency initiatives.  During the quarter, the Electronics business began limited production in its new India facility which should begin to ramp in the fourth fiscal quarter of 2019.

The Company currently expects sales for the calendar year will remain at levels similar to those in the fiscal third quarter.  As a result, Standex has initiated efforts focused on G&A expense reduction as well as actions targeting increased productivity and reduced material spend.

Engineering Technologies (14% of sales; 12% of segment operating income)

Engineering ($000’s)	3Q19	3Q18	% Change
Net sales	$27,467	$23,426	17.3%
Operating Income	2,800	1,155	142.4%
Operating Margin	10.2%	4.9%

Engineering Technologies revenue grew 17.3% over 3Q18 due largely to strength in the Energy, Defense and Aviation markets.  The company’s long-term investments to support new aviation platforms is paying off as these platforms ramp to full production volume.  Operating income more than doubled as a result of higher sales volume, associated operating leverage and continued improvements in manufacturing processes.

In the fourth quarter, Standex expects to continue to benefit from increased demand in the Aviation, Space, and Defense markets.  Operating income is expected to increase as a result of this volume increase as well as continued productivity improvement efforts.

Hydraulics (8% of sales; 10% of segment operating income)

Hydraulics ($000’s)	3Q19	3Q18	% Change
Net sales	$15,106	$12,878	17.3%
Operating Income	2,242	1,749	28.2%
Operating Margin	14.8%	13.6%

Sales for the Hydraulics segment increased 17.3% year-over-year primarily reflecting strong OEM demand in the North American refuse market for the Company’s highly differentiated and new product offerings.  Income from operations gained 28.2% year-over-year due to higher sales partially offset by material cost increases due to tariffs on components purchased from China.

The Company expects end market demand to remain positive due to ongoing strong demand from construction and infrastructure projects.

Food Service Equipment (33% of sales; 16% of segment operating income)

Food Service ($000’s)	3Q19	3Q18	% Change
Net sales	$63,866	$70,881	(9.9%)
Operating Income	3,559	5,546	(35.8%)
Operating Margin	5.6%	7.8%

The 9.9% decline in sales and 35.8% decrease in operating income reflected continued softness in Refrigeration, particularly in the retail channel, partially offset by double-digit growth in Scientific due to new product launches.

Standex expects a sequential, seasonal revenue increase in the next quarter but with continued weakness in Refrigeration.  In addition, the Company continues to pursue productivity improvements to address the current market conditions.  The Company is also actively pursuing new Refrigeration business opportunities as well as   continuing to promote its new Scientific, pump and display merchandizer product offerings.

Capital Allocation

•

GS Engineering Acquisition: Today, Standex announced the acquisition of privately-held Genius Solutions Engineering Company (d/b/a GS Engineering) and affiliated GS Innovation, Inc. for $30 million in cash and a five-year earnout.  GS is a market leader in the manufacture of highly specialized “soft touch” skin texturized tooling, primarily serving the automotive end market.  The acquisition is expected to be immediately accretive to earnings, excluding purchase accounting adjustments.

•

Capital Expenditures:  Standex’s capital expenditures are projected to be between $35 million to $36 million in fiscal 2019.  The Company has spent approximately $18 million year-to-date.

•

Dividends: On April 24, the Company declared a quarterly cash dividend of $0.20 per share, which is payable May 24, 2019 to shareholders of record May 10, 2019.

Balance Sheet and Cash Flow Highlights

•

Net Debt: Standex ended 3Q19 with net debt of $195.7 million, compared with $197.8 million last quarter.  This consisted primarily of long-term debt of $291.7 million and cash and equivalents of $96 million of which $78.5 million was held by foreign subsidiaries. Year to date Standex has repatriated $43.2 million and expects to repatriate $50 million in total by the end of FY19 from foreign subsidiaries.  On April 1st, the Company received proceeds from the sale of the Cooking Solutions Group and used the proceeds to repay $100 million in long term debt.  After this collection and repayment, the Company’s net debt was $90.6 million, and its pro forma net debt to EBITA leverage ratio was 1.1.

•

Cash Flow: Net cash provided by continuing operating activities for the three months ended March 31, 2019 was $13.3 million compared to net cash provided by continuing operating activities of $2.0 million in the prior year.  The increase in cash provided by operating activities was partially a result of decreases in accounts receivable due to focused collection efforts and our “plan for every part” initiative which resulted in improved inventory turns.

Capital expenditures were approximately $3.8 million compared to $5.5 million in 3Q18. As a result, the Company generated free cash flow of $9.5 million compared to negative free cash flow of $3.5 million in 3Q18.

Conference Call Details

Standex will host a conference call for investors tomorrow, April 30, 2019 at 8:30 a.m. ET.  On the call, David Dunbar, President and CEO, and Thomas DeByle, CFO, will review the Company’s financial results and business and operating highlights.  Investors interested in listening to the webcast and viewing the slide presentation should log on to the “Investors” section of Standex’s website under the subheading, “Events and Presentations”, located at www.standex.com.

A replay of the webcast will also be available on the Company’s website shortly after the conclusion of the presentation through May 14, 2019.  To listen to the playback, please dial (800) 585-8367 in the U.S. or (404) 537-3406 internationally; the passcode is 7555618.  The webcast replay also can be accessed in the “Investor Relations” section of the Company’s website, located at www.standex.com.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including non-GAAP income from operations, non-GAAP net income from continuing operations, free operating cash flow, EBITDA (earnings before interest, taxes, depreciation and amortization) and adjusted earnings per share.  The attached financial tables reconcile non-GAAP measures used in this press release to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures including the impact of restructuring charges, purchase accounting, discrete tax events, and acquisition costs help investors to obtain a better understanding of our operating results and prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods.  An understanding of the impact in a particular quarter of specific restructuring costs, acquisition expenses, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect.  Non-GAAP measures should be considered in addition to, and not as a replacement for, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Engraving, Electronics, Engineering Technologies, Hydraulics, and Food Service Equipment with operations in the United States, Europe, Canada, Japan, Australia, Singapore, Mexico, Brazil, Argentina, Turkey, South Africa, India and China.  For additional information, visit the Company's website at http://standex.com/.

Standex International Corporation
Consolidated Statement of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(In thousands, except share data)	2019	2018	2019	2018

Net sales	$193,771	$192,147	$582,380	$566,982
Cost of sales	131,981	126,035	384,402	371,882
Gross profit	61,790	66,112	197,978	195,100

Selling, general and administrative expenses	45,390	44,979	136,555	131,830
Restructuring costs	549	1,060	1,173	5,792
Acquisition related costs	805	1,254	2,352	2,962

Income from operations	15,046	18,819	57,898	54,516

Interest expense	3,230	2,286	8,598	5,800
Other (income) expense, net	679	1,014	1,694	1,350
Total	3,909	3,300	10,292	7,150

Income from continuing operations before income taxes	11,137	15,519	47,606	47,366
Provision for income taxes	3,833	3,696	13,535	27,312
Net income (loss) from continuing operations	7,304	11,823	34,071	20,054

Income (loss) from discontinued operations, net of tax	18,965	977	21,450	3,940

Net income (loss)	$26,269	$12,800	$55,521	$23,994

Basic earnings per share:
Income (loss) from continuing operations	$0.58	$0.93	$2.70	$1.58
Income (loss) from discontinued operations	1.51	0.08	1.70	0.31
Total	$2.09	$1.01	$4.40	$1.89

Diluted earnings per share:
Income (loss) from continuing operations	$0.58	$0.92	$2.69	$1.57
Income (loss) from discontinued operations	1.51	0.08	1.69	0.31
Total	$1.09	$1.00	$4.38	1.88

Average Shares Outstanding
Basic	12,530	12,709	12,626	12,695
Diluted	12,574	12,797	12,687	12,784

Standex International Corporation
Condensed Consolidated Balance Sheets

	(Unaudited)
	March 31,	June 30,
(In thousands)	2019	2018

ASSETS
Current assets:
Cash and cash equivalents	$96,041	$109,602
Accounts receivable, net	115,782	119,783
Inventories	103,383	104,300
Prepaid expenses and other current assets	27,115	10,255
Income taxes receivable	3,320	2,348
Current assets- Discontinued Operations	106,863	37,671
Total current assets	452,504	383,959

Property, plant, equipment, net	139,432	136,934
Intangible assets, net	111,505	84,938
Goodwill	260,443	211,751
Deferred tax asset	9,645	7,447
Other non-current assets	29,812	29,749
Long-term Assets- Discontinued Operations	-	62,159
Total non-current assets	550,837	532,978

Total assets	$1,003,341	$916,937

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$61,358	$78,947
Accrued liabilities	61,147	57,679
Income taxes payable	4,762	6,050
Current liabilities- Discontinued Operations	2,561	18,665
Total current liabilities	129,828	161,341

Long-term debt	291,725	193,772
Accrued pension and other non-current liabilities	102,171	110,979
Non-current liabilities- Discontinued Operations	-	50
Total non-current liabilities	393,896	304,801

Stockholders' equity:
Common stock	41,976	41,976
Additional paid-in capital	63,774	61,328
Retained earnings	808,417	761,430
Accumulated other comprehensive loss	(124,417)	(121,859)
Treasury shares	(310,133)	(292,080)
Total stockholders' equity	479,617	450,795

Total liabilities and stockholders' equity	$1,003,341	$916,937

Standex International Corporation and Subsidiaries
Statements of Consolidated Cash Flows
(Unaudited)
	Nine Months Ended
	March 31,
(In thousands)	2019	2018

Cash Flows from Operating Activities
Net income	$55,521	$23,994
Income (loss) from discontinued operations	21,450	3,940
Income from continuing operations	34,071	20,054

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,794	19,632
Stock-based compensation	2,680	3,775
Non-cash portion of restructuring charge	(81)	(1,187)
Contributions to defined benefit plans	(751)	(808)
Net changes in operating assets and liabilities	(33,753)	(14,576)
Net cash provided by operating activities - continuing operations	24,960	26,890
Net cash (used in) operating activities - discontinued operations	617	1,829
Net cash provided by operating activities	25,577	28,719
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(17,844)	(20,207)
Expenditures for acquisitions, net of cash acquired	(96,768)	(10,397)
Proceeds from life insurance policies	-	2,217
Other investing activities	2,521	1,552
Net cash (used in) investing activities from continuing operations	(112,091)	(26,835)
Net cash provided by (used in) investing activities from discontinued operations	2,925	(1,184)
Net cash (used in) investing activities	(109,166)	(28,019)
Cash Flows from Financing Activities
Proceeds from borrowings	206,650	134,500
Payments of debt	(107,650)	(124,788)
Contingent consideration payment	(910)	-
Activity under share-based payment plans	952	774
Purchase of treasury stock	(19,239)	(2,007)
Cash dividends paid	(7,331)	(6,600)
Net cash provided by financing activities	72,472	1,879

Effect of exchange rate changes on cash	(2,444)	5,179

Net changes in cash and cash equivalents	(13,561)	7,758
Cash and cash equivalents at beginning of year	109,602	88,566
Cash and cash equivalents at end of period	$96,041	$96,324

Standex International Corporation
Selected Segment Data
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(In thousands)	2019	2018	2019	2018
Net Sales
Engraving	37,135	33,749	111,602	100,457
Electronics	50,197	51,213	154,347	144,082
Engineering Technologies	27,467	23,426	71,818	65,621
Hydraulics	15,106	12,878	39,758	34,969
Food Service Equipment	$63,866	$70,881	$204,855	$221,853
Total	$193,771	$192,147	$582,380	$566,982

Income from operations
Engraving	4,485	7,195	18,883	21,735
Electronics	9,418	11,221	32,581	31,774
Engineering Technologies	2,800	1,155	6,636	3,879
Hydraulics	2,242	1,749	5,753	5,138
Food Service Equipment	$3,559	$5,546	$15,417	$19,834
Restructuring	(549)	(1,060)	(1,173)	(5,792)
Acquisition related costs	(805)	(1,254)	(2,352)	(2,962)
Corporate	(6,104)	(5,733)	(17,847)	(19,090)
Total	$15,046	$18,819	$57,898	$54,516

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended			Nine Months Ended
	March 31,			March 31,
(In thousands, except percentages)	2019	2018	% Change	2019	2018	% Change
Adjusted income from operations and adjusted net income from continuing operations:
Net Sales	$193,771	$192,147	0.8%	$582,380	$566,982	2.7%
Income from operations, as reported	$15,046	$18,819	-20.0%	$57,898	$54,516	6.2%
Income from operations margin	7.8%	9.8%		9.9%	9.6%
Adjustments:
Restructuring charges	549	1,060		1,173	5,792
Acquisition-related costs	805	1,254		2,352	2,962
Purchase accounting	-	-		511	204
Adjusted income from operations	$16,400	$21,133	-22.4%	$61,934	$63,474	-2.4%
Adjusted income from operations margin	8.5%	11.0%		10.6%	11.2%

Interest and other income (expense), net	(3,909)	(3,300)		(10,292)	(7,150)
Provision for income taxes	(3,833)	(3,696)		(13,535)	(27,312)
Discrete and other tax items	-	(456)		(779)	14,559
Tax impact of above adjustments	(417)	(604)		(1,243)	(2,338)
Net income from continuing operations, as adjusted	$8,241	$13,077	-37.0%	$36,085	$41,233	-12.5%

EBITDA and Adjusted EBITDA:
Net income from continuing operations, as reported	$7,304	$11,823		$34,071	$20,054
Net income from continuing operations margin	3.8%	6.2%		5.9%	3.5%
Add back:
Provision for Income Taxes	3,833	3,696		13,535	27,312
Interest expense	3,230	2,286		8,598	5,800
Depreciation and amortization	7,977	6,788		22,794	19,632
EBITDA	$22,344	$24,593	-9.1%	$78,998	$72,798	8.5%
EBITDA Margin	11.5%	12.8%		13.6%	12.8%
Adjustments:
Restructuring charges	549	1,060		1,173	5,792
Acquisition-related costs	805	1,254		2,352	2,962
Purchase accounting	-	-		511	204
Adjusted EBITDA	$23,698	$26,907	-11.9%	$83,034	$81,756	1.6%
Adjusted EBITDA Margin	12.2%	14.0%		14.3%	14.4%

Free operating cash flow:
Net cash provided by operating activities - continuing operations, as reported	$13,253	$1,983		$24,960	$26,890
Less: Capital expenditures	(3,795)	(5,483)		(17,844)	(20,207)
Free operating cash flow	$9,458	$(3,500)		$7,116	$6,683

Net income from continuing operations	7,304	11,823		34,071	20,054
Discrete tax item - tax on foreign cash	-	(456)		(779)	14,559
Adjusted net income	7,304	11,367		33,292	34,613
Conversion of free operating cash flow	129.5%	NM		21.4%	19.3%

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended			Nine Months Ended
	March 31,			March 31,
Adjusted earnings per share from continuing operations	2019	2018	% Change	2019	2018	% Change

Diluted earnings per share from continuing operations, as reported	$0.58	$0.92	-37.0%	$2.69	$1.57	71.3%

Adjustments:
Restructuring charges	0.03	0.06		0.06	0.33
Acquisition-related costs	0.04	0.07		0.13	0.17
Discrete Tax Items	-	(0.04)		(0.06)	1.14
Purchase accounting expenses	-	-		0.03	0.01
Diluted earnings per share from continuing operations, as adjusted	$0.65	$1.01	-35.6%	$2.85	$3.22	-11.5%

Contact:

Thomas DeByle, CFO

(603) 893-9701

e-mail: InvestorRelations@Standex.com